Exhibit 99.1

Company Contact: Doug Drysdale President and CEO (800) 793-2145 ext. 7407 ddrysdale@pernixtx.com

PERNIX signs agreement to acquire TREXIMET® Tablets
for Migraine from GSK

Morristown, NJ,  May 14, 2014 – Pernix Therapeutics Holdings, Inc. (NASDAQ GM: PTX) (“Pernix” or the “Company”), a specialty pharmaceutical company, today announced that it has signed an agreement with GlaxoSmithKline (NYSE: GSK) to acquire the U.S rights to Treximet® (sumatriptan / naproxen sodium) for the acute treatment of migraine attacks with or without aura in adults. Pernix’s team of approximately 90 specialty sales professionals will support the sales and marketing of Treximet®.

Doug Drysdale, Chairman, President and CEO of Pernix noted, “The acquisition of Treximet® further accelerates the transformation of Pernix into a specialty pharmaceutical company and expands our portfolio of CNS brands, Silenor® and KhedezlaTM.  With the strong presence Pernix is establishing in the adjacent psychiatric market, this acquisition provides Pernix an opportunity to expand the company’s reach and penetration into the very important neurology space.”

Transaction Benefits
●	Adds immediate revenues and earnings, FY2013 Treximet® net sales $78.7 million
●	Leverages Pernix’s existing sales presence and experience across psychiatry and neurology customers
●	Expected to nearly double Pernix revenues and provide EBITDA margins in excess of 30% on a FY2014 pro forma basis
●	Pernix estimates pro forma FY2015 total company revenues will exceed $230 million with an EBITDA margin of over 40%

Transaction Details
●	Pernix will make an upfront payment to GSK of $250 million for the U.S rights to Treximet®
●	GSK will assign to Pernix the Product Development and Commercialization Agreement (“PDC Agreement”) between GSK and POZEN, Inc. (NASDAQ: POZN)
●	POZEN and Pernix will amend the PDC Agreement to facilitate further development of Treximet®
●	The Company will purchase existing inventory from GSK and GSK will continue to manufacture Treximet® in the near future under a long-term Supply Agreement with Pernix
●	The Company expects the transaction to close and to transfer Treximet® no later than August 1, 2014 following Hart Scott Rodino approval and closing of financing by Pernix
●	The Company will continue to make royalty payments on net sales of the product
●	The transaction will be financed through a combination of cash, debt and equity-linked or other securities

Operational Plan
●
Pernix expects to begin sales of Treximet® immediately following the closing of the transaction with its approximately 90 sales professionals to specific targets in the Neurology, Psychiatry and the Primary Care audiences.

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Pernix is ready to take advantage of minimal branded competition in a promotionally sensitive market with a staged re-launch of Treximet® with increased promotion, including a revised campaign for Healthcare professionals and consumers, as well as specific tactics addressing managed care and pharmacy programs.

●	Treximet® is currently the lowest priced branded migraine treatment available, yet provides superior pain relief compared to placebo and to both of the single mechanism of action components
●
Pernix also plans to seek an extension of the exclusivity of Treximet® with the first ever pediatric indication (age 12 to 17) for any sumatriptan treatment, expected to file by the end of 2014, as well as additional life-cycle opportunities that are currently being explored. Pernix will pay GSK additional consideration of $17 million upon receipt of updated FDA Written Request for pediatric exclusivity

Under the amended PDC Agreement, Pernix will complete the filing for a pediatric indication for Treximet® and undertake certain new activities to extend the product’s life. In addition, Pernix will release restrictions on POZEN’s right to develop and commercialize additional dosage forms of sumatriptan/naproxen combinations outside of the United States.

In connection with the assignment of the PDC Agreement, Pernix shall make a payment of $3 million to CPPIB Credit Investments Inc. and has also granted POZEN a warrant to purchase 500,000 shares of Pernix common stock at an exercise price equal to the closing market price on May 13, 2014.  The warrants will be exercisable from the closing date of the transaction until February 2018.

The amended PDC Agreement provides for royalties of 18% of net sales with quarterly minimum royalty amounts of $4 million for the calendar quarters commencing on January 1, 2015 and ending on March 31, 2018.

Treximet® was first approved by the U.S. Food and Drug Administration (FDA) in April 2008 for the acute treatment of migraine attacks, with or without aura, in adults. The product is formulated with POZEN’s patented technology of combining a triptan with a non-steroidal anti-inflammatory drug (NSAID) and GlaxoSmithKline’s (GSK) RT Technology™. Treximet® has been shown to provide superior sustained pain relief compared to placebo and to both of the single mechanism of action components.

In clinical trials, Treximet® provided a significantly greater percentage of patients migraine pain relief at two hours compared to sumatriptan 85mg or naproxen sodium 500 mg alone. In addition, Treximet® provided more patients sustained migraine pain relief from two to 24 hours compared to the individual components.

Important safety information about Treximet®

Prescription Treximet® is indicated for the acute treatment of migraine attacks, with or without aura, in adults. Carefully consider the potential benefits and risks of Treximet® and other treatment options when deciding to use Treximet®. Treximet® is not intended for the prophylactic therapy of migraine or for use in the management of hemiplegic or basilar migraine (see CONTRAINDICATIONS). Safety and effectiveness of Treximet® have not been established for cluster headache. Treximet® should only be used where a clear diagnosis of migraine headache has been established. Treximet® may cause an increased risk of serious cardiovascular thrombotic events, myocardial infarction, and stroke, which can be fatal. This risk may increase with duration of use. Patients with cardiovascular disease or risk factors for cardiovascular disease may be at greater risk. Treximet® contains a non-steroidal anti-inflammatory drug (NSAID). NSAID-containing products cause an increased risk of serious gastrointestinal adverse events including bleeding, ulceration, and perforation of the stomach or intestines, which can be fatal. These events can occur at any time during use and without warning symptoms. Elderly patients are at greater risk for serious gastrointestinal events. Treximet® is contraindicated in patients with history, symptoms, or signs of ischemic cardiac, cerebrovascular, or peripheral vascular syndromes and in patients with other significant underlying cardiovascular diseases. Treximet® should not be given to patients in whom unrecognized coronary artery disease is predicted by the presence of risk factors without a prior cardiovascular evaluation. Treximet® should not be given to patients with uncontrolled hypertension because the components have been shown to increase blood pressure. Concurrent administration of MAO-A inhibitors or use of Treximet® within two weeks of discontinuation of MAO-A inhibitor therapy is contraindicated. Treximet® and any ergotamine-containing or ergot-type medication (like dihydroergotamine and mthysergide) should not be used within 24 hours of each other. Since Treximet® contains sumatriptan, it should not be administered with another 5-HT1 agonist.

Treximet® is contraindicated in patients with hepatic impairment. Treximet® is contraindicated in patients who have had allergic reactions to products containing naproxen. It is also contraindicated in patients in whom aspirin or other NSAIDs/analgesic drugs induce the syndrome of asthma, rhinitis, and nasal polyps. Both types of reactions have the potential of being fatal. Treximet® is contraindicated in patients with hypersensitivity to sumatriptan, naproxen, or any other component of the product. Cerebrovascular events have been reported in patients treated with sumatriptan. In a number of cases, it appears possible that the cerebrovascular events were primary. It is important to advise patients not to administer Treximet® if a headache being experienced is atypical. The development of a potentially life-threatening serotonin syndrome may occur with triptans, including treatment with Treximet®, particularly during combined use with selective serotonin reuptake inhibitors (SSRIs) or selective norepinephrine reuptake inhibitors (SNRIs). NSAID-containing products, including Treximet®, should be prescribed with extreme caution in those with a prior history of ulcer disease or gastrointestinal bleeding. Treximet should not be used in late pregnancy because NSAID-containing products have been shown to cause premature closure of the ductus arteriosus. Treximet® should not be used during early pregnancy unless the potential benefit justifies the potential risk to the fetus.

Conference Call Information

Management will host a conference call today at 10:00 a.m. EDT during which Douglas Drysdale, President and Chief Executive Officer will review the Company’s acquisition of TREXIMET®.  The slides of Mr. Drysdale’s presentation will be available on our website at www.pernixtx.com at 8:30 a.m. EDT this morning. To participate in the live conference call, please dial (877) 312-8783 (domestic) or (408) 940-3874 (international), and provide conference ID code 47132477.  A live webcast of the call will also be available on the investor relations section of the Company’s website, www.pernixtx.com. Please allow extra time prior to the webcast to register and download and install any necessary audio software.

A replay of the call will be available through May 21, 2014. To access the replay, please dial (855) 859-2056 (domestic) and (404) 537-3406 (international), and provide conference ID code 47132477. An online archive of the webcast will be available on the Company's website for 30 days following the call.

About Pernix Therapeutics Holdings, Inc.

Pernix Therapeutics is a specialty pharmaceutical company primarily focused on the sales, marketing, and development of branded pharmaceutical products. The Company markets a portfolio of branded products, including: SILENOR®, a non-narcotic product for the treatment of insomnia, and KHEDEZLA™, as well as CEDAX®, an antibiotic for middle ear infections and a number of treatments for cough and cold conditions including ZUTRIPRO®, REZIRA® and VITUZ®. The Company promotes its branded products to physicians through its Pernix sales force and markets its generic portfolio through its wholly owned subsidiaries, Cypress Pharmaceuticals and Macoven Pharmaceuticals. Additional information about Pernix is available on the Company’s website located at www.pernixtx.com.

About Glaxo SmithKline (LSE & NYSE:  GSK)

GlaxoSmithKline - one of the world's leading research-based pharmaceutical and healthcare companies - is committed to improving the quality of human life by enabling people to do more, feel better and live longer. For detailed company information, see GlaxoSmithKline's website: www.gsk.com.

About POZEN

POZEN Inc. is a small pharmaceutical company that specializes in developing novel therapeutics for unmet medical needs and licensing those products to other pharmaceutical companies for commercialization. By utilizing a unique in-source model and focusing on integrated therapies, POZEN has successfully developed and obtained FDA approval of two self-invented products. Funded by these milestones/royalty streams, POZEN has created a portfolio of cost-effective, evidence-based integrated aspirin therapies designed to enable the full power of aspirin by reducing its GI damage.

POZEN is currently seeking strategic partners to help maximize the opportunities for its portfolio assets.

The Company's common stock is traded under the symbol “POZN” on The NASDAQ Global Market. For more detailed company information, including copies of this and other press releases, please visit www.POZEN.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions are forward-looking statements. Because these statements reflect the Company’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” in our Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein or therein, could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in forward-looking statements contained in the Company’s Annual Report on Form 10-K. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause our actual results to differ materially from expected and historical results. The Company assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.